Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of the 2nd day of July 2007, among LEESPORT FINANCIAL CORP. (“Company”), a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610, ESSICK & BARR, LLC (“E&B”), a Pennsylvania limited liability company having a place of business at 108 South Fifth Street, Reading, Pennsylvania 19612, and MICHAEL HERR (“Employee”), an individual residing at 3304 Pequot Drive, Sinking Spring, Pennsylvania 19608.

WITNESSETH:

WHEREAS, E&B is a licensed insurance broker and a wholly-owned subsidiary of Company;

WHEREAS, E&B has employed Employee in the capacity of Senior Vice President of the Commercial Property & Casualty Division of E&B pursuant to an employment agreement, dated September 1, 2004 (the “Original Agreement”);

WHEREAS, Company and E&B are undertaking a reorganization of Leesport’s insurance operations, commencing July 1, 2007, which reorganization will result in, among other things, a consolidation of the operations and names of E&B’s existing insurance divisions or groups; and

WHEREAS, in connection with the reorganization of the insurance operations, Company, E&B, and Employee mutually desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment.  E&B hereby employs Employee and Employee hereby accepts employment with E&B, on the terms and conditions set forth in this Agreement.  Leesport agrees that, throughout the Employment Period, Employee, if he so desires, shall be entitled to serve on the Board of Directors of E&B.

2.  Duties of Employee.  Employee shall perform and discharge well and faithfully such duties as an officer of E&B as may be assigned to Employee from time to time by the Board of Directors of E&B.  Employee shall be employed as a Senior Vice President of E&B, and effective July 2, 2007, the Chief Insurance Operating Officer of E&B, and shall hold such other titles as may be given to him from time to time by the Board of Directors of E&B.  Employee shall devote his full time, attention and energies to the business of E&B during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Employee from (a) investing Employee’s personal assets in enterprises that do not compete with Company or E&B (or any of their affiliates); or (b) being involved in any other activity with the prior approval of the President or Board of Directors of E&B.

3.  Term of Agreement.

(a)          This Agreement shall be for a period (the “Employment Period”) commencing on July 2, 2007 and ending on December 31, 2010; provided, however, that the Employment Period shall be automatically extended on January 1, 2011 and on January 1 of each subsequent year (each an “Annual Renewal Date”) for a period ending three (3) years from each Annual Renewal Date unless Company, E&B or Employee shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

(b)         Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of E&B to Employee.  As used in this Agreement, “Cause” shall mean any of the following:

(i)                       Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of at least thirty (30) days; or

(ii)                    Employee’s failure to follow the good faith lawful instructions of the Board of Directors of E&B with respect to its operations following written notice of such instructions; or

(iii)                 Employee’s failure to perform Employee’s duties to E&B (other than a failure resulting from Employee’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3), after notice from E&B or Company and a failure to cure such violation within ten (10) days of said notice, unless it is apparent under the circumstances that Employee is unable to cure such violation, which failure results in injury to Company or E&B, monetarily or otherwise; or

(iv)                Employee’s intentional violation of the provisions of this Agreement; or

(v)                   dishonesty or gross negligence of the Employee in the performance of his duties; or

(vi)                conduct on the part of the Employee which brings public discredit to Company or E&B; or

(vii)             Employee’s breach of fiduciary duty involving personal profit; or

(viii)          Employee’s loss or non-renewal of an insurance license; or

(ix)                  Employee’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking Commission pursuant to state law.

If this Agreement is terminated for Cause, Employee’s rights under this Agreement shall cease as of the effective date of such termination.

(c)          Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s voluntary termination of employment (other than in accordance with Section 5 of this Agreement), retirement at Employee’s election, or Employee’s death, and Employee’s rights under this Agreement shall cease as of the date of such voluntary termination, retirement at Employee’s election, or death; provided, however, that if Employee dies after Employee delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Employee’s estate shall be absolutely entitled to receive all of the compensation provided for in, and for the term set forth in Section 6 of this Agreement and the provisions of Section 14(b) of this Agreement shall apply.

(d)         Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Employee’s disability and Employee’s rights under this Agreement shall cease as of the date of such termination; provided, however, that if Employee becomes disabled after Employee delivers a Notice of Termination (as defined in Section 5(a) of this Agreement), Employee shall nevertheless be absolutely entitled to receive all of the compensation provided for in, and for the term set forth in, Section 6 of this Agreement.  For purposes of this Agreement, “disability” shall mean Employee’s incapacitation by accident, sickness or otherwise which renders Employee mentally or physically incapable of performing the services required of Employee for the entire period of six (6) consecutive months.

(e)          Employee agrees that in the event his employment under this Agreement is terminated, Employee shall resign as a director of E&B and any of its affiliates or subsidiaries, if he is then serving as a director of any of such entities.

4.  Employment Period Compensation.

(a)          Annual Base Salary.  For services performed by Employee under this Agreement, E&B shall pay Employee an annual base salary (“Annual Base Salary”) in the aggregate during the Employment Period at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, payable at the same times as salaries are payable to other officer employees of E&B. E&B may, from time to time, increase Employee’s Annual Base Compensation payable under this Section 4(a), and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the E&B Board or any committee of the E&B Board in the resolutions authorizing such increase.

(b)         Semi-Annual Bonus.  For any consecutive six-month period, commencing with the six-month period beginning on July 1, 2007 and ending on December 31, 2007, in which Employee is serving as Chief Insurance Operating Officer of E&B and in which the actual EBITA of E&B (as defined and determined in accordance with E&B’s customary practices) is at least 90% of the pre-determined budgeted amount for the applicable six-month period, Employee shall be entitled to receive a cash bonus expressed as a percentage of actual EBITA for such six-month period.  For total actual EBITA equal to 90% or more, but less than 99%, of the pre-determined amount budgeted for the applicable six-month period, Employee shall receive a cash bonus of 1% of actual EBITA for such six-month period, and for total actual EBITA equal to 100% or more of the pre-determined amount budgeted for the applicable six-month period, Employee shall receive a cash bonus equal to the sum of (i) 1% of the actual amount of EBITA budgeted for such six-month period plus (ii) 10% of the amount by which actual EBITA for such six-month period exceeds the amount budgeted for such six-month period.  Any bonus payable under this Section 4(b) shall be paid within 60 days of the end of the applicable six-month period.  An example of the manner of calculation of the quarterly bonus in accordance with this Section 4(b) is attached as Exhibit A hereto.

(c)          Corporate Bonus and Referral Programs.  In addition to the other compensation and benefits payable in accordance with this Section 4, Employee shall be eligible to participate in accordance with their terms and any commercial referral plan in effect from time to time for employees of Leesport and its affiliates and in any corporate bonus plan or program maintained from time to time for employees of Leesport and its affiliates.

(d)         Vacations.  During the term of this Agreement, Employee shall be entitled to four (4) weeks paid annual vacation in addition to personal and short-

term absence in accordance with the policies established for E&B employees.  Employee shall not, however, be entitled to receive any additional compensation from E&B for failure to take a vacation, nor shall Employee be able to accumulate unused vacation time from one year to the next, except to the extent authorized in writing by the Board of Directors of E&B.

(e)          Automobile.  During the term of this Agreement, Employee shall be entitled to receive a monthly car allowance of Five Hundred Dollars ($500.00) towards all expenses, including lease and insurance payments, fuel and other operating expenses, of an automobile for use in connection with Employee’s duties under this Agreement.

(f)            Employee Benefit Plans.  During the term of this Agreement, Employee shall be entitled to participate in and receive the benefits of any employee benefit plan available from time to time to employees of E&B; provided, however, that nothing contained herein shall be construed as prohibiting Company, E&B or any other subsidiary of Company from eliminating or limiting a plan or benefit provided that such elimination or limitation is applicable to employees generally.  Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Employee pursuant to Section 4(a) of this Agreement.

(g)         Stock Options.  Employee shall be eligible to participate in Company’s stock option plans and programs in effect from time to time and will be eligible for consideration for grants under such plans on the same basis as other officers of Company and its subsidiaries.

5.  Termination of Employment Following Change in Control.

(a)          If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time during the term of this Agreement there shall be:

(i)                       any involuntary termination of Employee’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

(ii)                    any reduction in Employee’s responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such title, responsibilities or authority may be increased from time to time during the term of this Agreement;

(iii)                 the assignment to Employee of duties inconsistent with Employee’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(iv)                any reassignment of Employee to a location greater than fifty (50) miles from the location of Employee’s office on the date of the Change in Control;

(v)                   any reduction in Employee’s Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

(vi)                any failure to continue Employee’s participation in any of E&B’s commission compensation or bonus plans in which Employee participated at the time of the Change in Control or any change or amendment to any provisions of any of such plans which would materially decrease the potential benefits to Employee under any of such plans;

(vii)             any failure to provide Employee with benefits at least as favorable as those enjoyed by Employee under any retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Employee participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

(viii)          any requirement that Employee travel in performance of his duties on behalf of E&B for a significantly greater period of time during any year than was required of Employee during the year preceding the year in which the Change in Control occurred; or

(ix)                  any sustained pattern of interruption or disruption of Employee for matters substantially unrelated to Employee’s discharge of Employee’s duties on behalf of E&B;

then, at the option of Employee, exercisable by Employee within ninety (90) days of the occurrence of any of the foregoing events, Employee may resign from employment with E&B (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) if (i) Employee delivers a notice in writing (the “Notice of Termination”) to Company and E&B and (ii) E&B or Leesport fails to cure the condition giving rise to such right to terminate within thirty (30) days of receipt of the Notice of Termination.  In the event of termination by Executive as a result of any of the foregoing events, such termination shall be effective no more than sixty (60) days after the end of the 30-day cure period described above and the provisions of Section 7 of this Agreement shall apply.

(b)         As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)                       (A) a merger, consolidation or division involving Company, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Company, or (C) a purchase by Company of substantially all of the assets of another entity, unless a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Company;

(ii)                    any other change in control of Company designated as such by the Board of Directors of Company similar in effect to any of the foregoing; or

(iii)                 the sale, exchange or other disposition by Company (or an affiliate of Company) of a majority of the voting stock, or all or substantially all of the assets, of E&B to a person unrelated to Company (or an affiliate of Company).

6.  Rights in Event of Termination of Employment Following Change in Control.

(a)          Except as provided in Section 6(b) below (relating to a Board Approved Change in Control), in the event that Employee delivers a Notice of Termination to Company and E&B, E&B shall make (or cause to be made) a lump sum cash payment to Employee no later than thirty (30) days following the date of such termination in an amount equal to two (2) times Employee’s then Annual Base Salary.

(b)         Notwithstanding the provisions of Section 6(a) hereof, in the event Employee delivers a Notice of Termination to Company and E&B after the occurence of a Change in Control which was approved in advance by at least two-thirds (2/3) of the directors of Company then in office who are not interested in the transaction (a “Board Approved Change in Control”), E&B shall make (or cause to be made) a lump sum cash payment to Employee no later than thirty (30) days following the date of such termination in an amount equal to the the sum of (i) Employee’s then Annual Base Salary and (ii) the average of the amount(s) paid to him (or otherwise accrued) annually during the Employment Period as bonuses under Section 4 or otherwise.  The provisions of this Section 6(b) shall apply only in the event Employee delivers a Notice of Termination after July 1, 2010.  In the event Employee delivers a Notice of Termination on or before July 1, 2010, the provisions of Section 6(a) shall apply whehter or not the Change in Control is a Board Approved Change in Control.

(c)          In no event shall the termination payment otherwise required under this Section be made to the extent it would trigger a reduction in tax deductions under Code Section 280G.  If Code Section 280G would apply to such payment when made, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.  If Code Section 280G would become applicable to the termination payment after it is made, Employee shall be obligated to repay such amount as may be necessary to avoid such application, determined as provided in the last sentence of Section 7(a) hereof.

(d)         Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.  The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

7.  Rights in Event of Termination of Employment Absent Change in Control.

(a)          In the event that Employee’s employment is involuntarily terminated by E&B without Cause and no Change in Control shall have occurred at the date of such termination, E&B shall continue to pay (or cause to be paid) Employee’s Annual Base Salary in effect on the date of termination for the remainder of the then existing Employment Period, paid at the same intervals as the salary is payable under Section 4(a) of this Agreement.  Notwithstanding the preceding sentence, in the event that the payments described in the preceding sentence, when added to all other amounts or benefits provided to or on behalf of Employee in connection with his termination of employment, would result in the reduction of tax deductions under Code Section 280G, such sum will be reduced (retroactively, if necessary) to the extent necessary to avoid such reduction.  Upon written notice to Employee, together with calculations of E&B’s independent auditors, Employee shall remit to E&B the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.

(b)         Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise.  The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)          The amounts payable pursuant to this Section 7 shall constitute Employee’s sole and exclusive remedy in the event of involuntary termination of Employee’s employment by E&B in the absence of a Change in Control.

(d)        Severance benefits paid pursuant to Section 7(a) above, to the extent of payments made from the date of termination of the Employee’s employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision. Notwithstanding the foregoing, if Company or E&B determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.

8.               Covenant Not to Compete.

(a)         Employee hereby acknowledges and recognizes the highly competitive nature of the business of Company and E&B and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, as applicable, Employee shall not:

(i)                  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Company or E&B, or any of their respective affiliates, is engaged during the Employment Period, in any county in which, at any time during the Employment Period or at the date of termination of the Employee’s employment, a branch, office or other facility of Company or E&B, or any of their respective affiliates, is located, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”); or

(ii)               provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) the insurance agency or brokerage industry, or (3) any other activity in which Company or

E&B, or any of their respective affiliates is engaged during the Employment Period, in the Non-Competition Area; or

(iii)            solicit any person, firm, corporation, or enterprise who or which at any time during the Employment Period were customers of Company, E&B or any of their subsidiaries or affiliates for the purpose of providing them with products or services competitive with those provided by any of such entities; or

(iv)           solicit or hire any persons who were, at the time of termination of Employee’s employment or at the time of any such solicitation or proposed hiring, employees of Company, E&B or any of their subsidiaries or affiliates or induce any of such employees to terminate their employment relationship with Company, E&B or any of their subsidiaries or affiliates.

(b)        It is expressly understood and agreed that, although Employee and Company and E&B consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Company and E&B and their respective affiliates their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. It is further expressly agreed and understood that, in the event of a judicial determination that any restriction contained in Section 8(a) hereof is invalid at a time when Company or E&B is required to make continuing payments under this Agreement, the obligation to make such continuing payments shall cease and be of no further force or effect as of the date of such determination.

(c)         The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)                  if Employee’s employment terminates in accordance with the provisions of Section 3(a) hereof following delivery of a notice of nonrenewal by Company or E&B, the ending date of the then existing Employment Period;

(ii)               if Employee’s employment terminates in accordance with the provisions of Section 3(a) hereof following delivery of a notice of nonrenewal by Employee, the first anniversary date of the effective date of termination of employment;

(iii)            if the Employee’s employment terminates in accordance with the provisions of Section 3(b) hereof (relating to termination for Cause), the second anniversary date of the effective date of termination of employment;

(iv)           if Employee voluntarily terminates his employment in accordance with the provisions of Section 6 hereof following a Change in Control (which is not a Board Approved Change in Control), the effective date of termination of employment;

(v)              if Employee voluntarily terminates his employment in accordance with the provisions of Section 6 hereof following a Board Approved Change in Control, the first anniversary date of the effective date of termination of employment; provided, however, that in the event Employee volutarily terminates his employment in accordance with the provisions of Section 6 by delivery of a Notice of Termination prior to July 1, 2010, the provisions of this Section 8 shall terminate on the effective date of termination of employment whether or not the Change in Control is a Board Approved Change in Control;

(vi)           if Employee’s employment is involuntarily terminated in accordance with the provisions of Section 3(d) or Section 7, the date of the final payment made in accordance with Section 7; or

(vii)        if Employee voluntarily terminates his employment other than under the circumstances described in (ii), (iv), (v) (vi) above, the second anniversary date of the effective date of termination of employment.

9.               Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Employee shall not, without the written consent of the Board of Directors of Company and E&B or a person authorized thereby, knowingly disclose to any person, other than an employee of Company and E&B or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties as an employee of E&B, any material confidential information obtained by him while in the employ of E&B with respect to any of Company’s or E&B’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Company or E&B; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Employee or any person with the assistance, consent or direction of the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Company or E&B or any information that must be disclosed as required by law.

10.         Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to

Employee’s residence, in the case of notices to Employee, and to the principal executive offices of Company and E&B, in the case of notices to Company and E&B.

11.         Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an Employee officer specifically designated by the Board of Directors of E&B. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.         Assignment. This Agreement shall not be assignable by any party, except by Company and E&B to any successor in interest to their respective businesses.

13.       Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

14.         Successors, Binding Agreement.

(a)         Company and E&B will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Company and E&B to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company and E&B would be required to perform it if no such succession had taken place. Failure by Company and E&B to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 of this Agreement shall apply. As used in this Agreement, “Company” and “E&B” shall mean Company and E&B as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)        This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die after a Notice of Termination is delivered by Employee, or following termination of Employee’s employment without Cause, and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or, if there is no such designee, to Employee’s estate.

15.         Damages for Breach of Contract. In the event of a breach of this Agreement by either Company, E&B or Employee resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In the event any dispute arises regarding this Agreement, each party shall bear its own attorney’s fees and costs.

16.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.         Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

18.         Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEESPORT FINANCIAL CORP.

By	/s/ Robert D. Davis

“Company”

ESSICK & BARR, LLC

By	/s/ Robert D. Davis

“E&B”

/s/ Michael Herr
Michael Herr
“Employee”

EXHIBIT A

ILLUSTRATIVE EXAMPLE OF SEMI-ANNUAL BONUS

When the actual E&B EBITA is X% of budget for applicable 6-month period	Then Bonus is X% of EBITA for such period

90-99%	1%
100% and above	10% of incremental EBITA

Example:
Semi-Annual EBITA Goal	$1,500,000
Actual EBITA for semi-annual period	$1,650,000 or 110% of goal

Semi-Annual bonus	1% x $1,500,000 = $15,000
10%x $150,000= $15,000